File Number: 57562-29

Web site: www.langmichener.com

EXHIBIT 5.1

August 26, 2008

Uranium Energy Corp.
9801 Anderson Mill Road, Suite 230
Austin, Texas
78750

Dear Sirs/Mesdames:

Uranium Energy Corp. - Registration Statement of Form S-1

We have acted as counsel to Uranium Energy Corp. (the "Company") in connection with the Company's amended registration statement on Form S-1 (the "Registration Statement") dated August 26, 2008, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  6,476,916 shares of common stock (the "July 2008 Shares") issued pursuant to unregistered private placements of units completed on July 11, 2008 and July 18, 2008 (the "July 2008 Private Placements");

  3,238,459 shares of common stock (the "July 2008 Warrant Shares") that may be acquired upon the exercise of 3,238,459 common stock purchase warrants (the "July 2008 Warrants") issued pursuant to the July 2008 Private Placements;

  2,600,000 shares of common stock (the "December 2006 Warrant Shares") that may be acquired upon the exercise of 2,600,000 common stock purchase warrants (the "December 2006 Warrants") issued pursuant to private placements of units completed on December 13, 2006 and December 22, 2006;

  60,000 shares of common stock (the "Liquidity Incentive Warrant Shares") that may be acquired upon the exercise of 60,000 common stock purchase warrants (the "Liquidity Incentive Warrants") issued as a liquidity incentive pursuant to a registration rights agreement entered into by the Company in connection with the private placement completed on December 22, 2006; and

  100,000 shares of common stock (the "January 2007 Warrant Shares") that may be acquired upon exercise of 100,000 common stock purchase warrants (the "January 2007 Warrants") issued pursuant to a private placement of units completed on January 3, 2007.

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement dated August 26, 2008;

  the Company's Articles of Incorporation;

  the Company's Bylaws;

  certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above;

  the subscription agreements entered into between the Selling Shareholders and the Company;

  the respective forms of the warrant certificates representing the December 2006 Warrants, January 2007 Warrants, Liquidity Incentive Warrants and the July 2008 Warrants;

  certified copies of consent resolutions of the directors of the Company;

  an Officer's Certificate executed by Amir Adnani in his capacity as the President of the Company on August 26, 2008; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the July 2008 Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock;

  upon exercise of the July 2008 Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the July 2008 Warrant Shares), the July 2008 Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock;

  upon exercise of the December 2006 Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the December 2006 Warrant Shares), the December 2006 Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock;

  upon exercise of the Liquidity Incentive Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Liquidity Incentive Warrant Shares), the Liquidity Incentive Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the January 2007 Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the January 2007 Warrant Shares), the January 2007 Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

  we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

/s/ Herbert I. Ono